Exhibit 10.2

A. Schulman, Inc. 2002 Equity Incentive Plan
Restricted Stock Award Agreement

Congratulations on your selection as a Participant in the A. Schulman, Inc. 2002 Equity Incentive Plan (the “Plan”). This Award Agreement is between you, as the undersigned Participant in the Plan, and A. Schulman, Inc., a Delaware corporation (the “Company”). This Award Agreement and the Plan together govern your rights under the Plan and set forth all of the conditions and limitations affecting such rights. A copy of the Plan is attached to this Award Agreement.

Capitalized terms used in this Award Agreement shall have the meanings ascribed to them in the Plan or in this Award Agreement. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this Award Agreement.

Overview of Your Restricted Stock

1.	Number of Shares Granted:

2.	Date of Grant: (“Date of Grant”).

3.	Vesting Period: The Restricted Stock shall vest in accordance with the following schedule:

(a)	One hundred percent (100%) of the Restricted Stock will vest on the fourth (4th) anniversary of the Date of Grant provided you have continued in the employment of the Company, its Affiliates, and/or its Subsidiaries through such date (this time period is referred to herein as the “Vesting Period”).

(b)	All restrictions shall lapse and the Restricted Stock shall become one hundred percent (100%) vested upon your termination of employment due to death or Disability, provided you have continued in the employment of the Company, its Affiliates, and/or its Subsidiaries through such event.

(c)	If you terminate employment due to Retirement, upon your termination as an Employee due to such Retirement the Restricted Stock will vest on a prorated basis, with the prorated amount determined by taking the number of Shares of Restricted Stock granted to you multiplied by a fraction, the numerator of which is the number of completed months that have elapsed since the Date of Grant through your effective date of Retirement, and the denominator of which is forty-eight (48). Any remaining Shares of Restricted Stock that have not vested in accordance with the preceding sentence shall be forfeited to the Company in accordance with Paragraph 4 of this Award Agreement.

If you take a leave of absence for medical reasons (as determined in accordance with the Company’s disability plans—meaning you qualify for disability benefits/salary continuation benefits), you will continue to vest in your Award. If you take a leave of absence for nonmedical reasons (except for military service as described in the next sentence of this paragraph) and you are on leave for more than three (3) months (excluding allowable time off which includes, but is not limited to, holidays, sick days, and vacation) during the Vesting Period, you will forfeit the

[Employee Form]

unvested Shares of Restricted Stock awarded to you under this Award Agreement; provided, however, if the state law that you are subject to allows you to take a leave of absence for nonmedical reasons for a period in excess of three (3) months, and the state law requires the Company to continue to provide benefits under all Company benefit plans, the requirements of such state law shall override this general provision. Notwithstanding anything herein to the contrary, if you take a leave of absence for any service, voluntary or involuntary, in the armed forces of the United States, you will continue to vest in your Award.

4.	Termination of Employment: In the event that you terminate employment with the Company, its Affiliates, and/or its Subsidiaries for any reason other than those reasons set forth in Paragraph 3(b) of this Award Agreement, or in the event that the Company, its Affiliates, and/or its Subsidiaries terminates your employment for any reason or no reason, all of the unvested Shares of Restricted Stock you hold at the time of your employment termination shall be forfeited to the Company without payment by the Company of any consideration for the Restricted Stock. If any Restricted Stock is forfeited, you hereby authorize the Company to cancel the Restricted Stock and any certificates therefore and irrevocably appoint the Company as your attorney-in-fact for this purpose.

5.	Removal of Restrictions: Certificates representing the Restricted Shares issued in accordance with Paragraph 6 of this Award Agreement will be held by the Company until the Vesting Period has lapsed or terminated pursuant to this Paragraph 5 of this Award Agreement. Except as may otherwise be provided herein and in the Plan, the Restricted Stock awarded pursuant to this Award Agreement shall become freely transferable upon the vesting of such Restricted Stock in accordance with Paragraph 3 (and as applicable, the lapse of restrictions as set forth in Paragraph 7) of this Award Agreement, subject to any restrictions on your ability to sell, pledge or otherwise transfer such Shares under applicable federal, state and local, domestic or foreign, securities laws. Subject to Paragraph 10, once the Restricted Stock is no longer subject to any vesting restrictions, at your request, a stock certificate will be delivered to you. Certificates delivered to you evidencing such Shares may bear a legend to the effect that they may only be sold, pledged or otherwise transferred in accordance with applicable federal, state and local, domestic or foreign, securities laws. You agree to sell or transfer such Shares only in accordance with applicable laws.

6.	Voting Rights and Dividends: The Company will issue Shares of Restricted Stock registered in your name upon your acceptance of this Award Agreement as contemplated below and receipt by the Company of a stock power for the Restricted Stock duly executed in blank in the form attached hereto as Exhibit A. Thereafter, during the Vesting Period, you shall have all of the rights of a stockholder of the Company with respect to the Restricted Shares, including the ability to exercise full voting rights. In addition, you shall be credited for all dividends and other distributions paid with respect to the Shares of Restricted Stock. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability as are the Shares of Restricted Stock with respect to which they were paid. In respect of all Restricted Stock granted to you under this Award Agreement, the Company will pay to you in cash (or issue to you in the case of distributions paid in Shares), within thirty (30) days after the vesting of such Restricted Stock in accordance with Paragraph 3 (and as applicable, the lapse of restrictions as set forth in Paragraph 7) of this Award Agreement, an amount equal to all such dividends and distributions declared since the Date of Grant of each vested Share of Restricted Stock. No payment of any consideration shall be made to you in respect of dividends and/or distributions credited with respect to any of your Restricted Stock that has been forfeited under this Agreement.

7.	Change in Control: In the event of a Change in Control, all restrictions on the transferability of outstanding unvested Shares of Restricted Stock as set forth in this Award Agreement (including those received pursuant to Paragraph 6 of this Award Agreement) shall immediately lapse, and thereafter such Shares shall be freely transferable, subject to applicable federal, state and local, domestic or foreign, securities laws.

8.	Nontransferability: During the Vesting Period or until the earlier lapse of restrictions as set forth in Paragraph 3 or 7 of this Award Agreement, Restricted Stock awarded pursuant to this Award Agreement may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (“Transfer”), other than by will or by the laws of descent and distribution, except as provided in the Plan. If any Transfer, whether voluntary or involuntary, of Restricted Stock is made, or if any attachment, execution, garnishment, or lien shall be issued against or placed upon the Restricted Stock, your right to such Restricted Stock shall be immediately forfeited to the Company, and this Award Agreement shall lapse.

9.	Requirements of Law: The granting of Restricted Stock under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies, national securities exchanges or automated quotation systems as may be required. You will take all steps necessary to comply with all applicable federal and state securities laws in exercising your rights under this Award Agreement.

10.	Tax Withholding: The Company shall have the power and the right to deduct or withhold, or require you or your beneficiary to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Award Agreement. In this regard, to the extent that the Company shall be required to deduct or withhold, or you or your beneficiary are required to remit to the Company, any such taxes upon the vesting of the Restricted Stock (together with any Shares received pursuant to Paragraph 6 of this Award Agreement) (collectively, the “Vesting Shares”) that you hold in accordance with Paragraph 3 (and as applicable, the lapse of restrictions as set forth in Paragraph 7) of this Award Agreement, and amounts available to the Company for such withholding are insufficient, the Company shall have the right to retain the certificates representing the Vesting Shares until such time as you have paid to the Company an amount sufficient to satisfy all such federal, state and local taxes (including your FICA obligations) required by law with respect to the lapse of restrictions on the Vesting Shares (the “Tax Liability”). In the event your employment with the Company terminates prior to paying to the Company an amount sufficient to discharge the Tax Liability, and notwithstanding any provision in the Plan or this Award Agreement to the contrary, you shall forfeit all right and title to such Vesting Shares for no consideration and the Company shall have no further obligation with respect to such Vesting Shares. In the event you shall not have so paid to the Company by the date that is six (6) months after the date hereof an amount sufficient to satisfy the Tax Liability, the Company shall have the right to sell such number of the Vesting

Shares as shall have a fair market value at the time of sale equal to the amount of the Tax Liability and the Company shall be permitted to apply the proceeds of such sale in satisfaction of the Tax Liability. In furtherance of the right of the Company to sell such Vesting Shares as provided herein, upon the Company’s request you will take such actions as necessary to enable the Company to sell such Vesting Shares, including, without limitation, bargaining, assigning and transferring the Vesting Shares to the Company and delivering to the Company such additional stock powers of attorney for the Vesting Shares executed in blank in such form as requested by the Company, irrevocably constituting and appointing the holder of such power of attorney to, in your name and stead, assign, transfer and set over all or any part of the said Vesting Shares, and for that purpose, to make and execute all necessary acts of assignment and transfer, and one or more persons to substitute with like full power.

11.	Administration: This Award Agreement and your rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding upon you, the Participant.

12.	Continuation of Employment: This Award Agreement shall not confer upon you any right to continuation of employment by the Company, its Affiliates, and/or its Subsidiaries, nor shall this Award Agreement interfere in any way with the Company’s, its Affiliates’, and/or its Subsidiaries’ right to terminate your employment at any time.

13.	Amendment to the Plan: Subject to certain limitations, the Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect your rights under this Award Agreement, without your written approval.

14.	Successor: All obligations of the Company under the Plan and this Award Agreement, with respect to the Restricted Stock, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company. In the event such successor does not agree to be bound by this Award Agreement, the Restricted Stock granted hereunder shall immediately vest and all restrictions shall lapse.

15.	Applicable Laws and Consent to Jurisdiction: The validity, construction, interpretation, and enforceability of this Award Agreement shall be determined and governed by the laws of the State of Ohio without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Award Agreement, the parties hereby consent to exclusive jurisdiction and agree that such litigation shall be conducted in the federal or state courts of the State of Ohio.

16.	Severability: The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

17.	Additional Information: Please refer any questions you may have regarding your Award to Marilyn Shriner at the Company’s executive offices, 3550 West Market Street, Akron, Ohio 44333, or such other administrator as designated from time to time by the Company.

18.	Acknowledgement: By executing this Award Agreement below, you will be agreeing to participate in the Plan and abide by all of the governing terms and provisions of the Plan and this Award Agreement. By agreeing to participate, you acknowledge that you have reviewed the Plan and this Award Agreement, and fully understand all of your rights under the Plan and this Award Agreement, and the Company’s remedies if you violate the terms of this Award Agreement, as well as, all of the terms and conditions that may limit your eligibility to retain and receive the Restricted Stock and/or Shares issued pursuant to the Plan and this Award Agreement.

, 20	A. SCHULMAN, INC.

By:

Its:

Acknowledged and Agreed to this          , day of                                       , 20

PARTICIPANT

Exhibit A

Stock Power

STOCK POWER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                                                                                                                                                                                                                                                         (                                                         ) Shares of the Common Stock of A. Schulman, Inc. standing in my name on the books of said Corporation represented by Certificate(s) No(s).                     herewith, and do hereby irrevocably constitute and appoint                                                                                                                                                         attorney to transfer the said stock on the books of said Corporation with full power of substitution in the premises, hereby ratifying and confirming all that the undersigned’s said attorney shall lawfully do by virtue hereof.

Dated